Exhibit 99.1

Accuray Reports Fourth Quarter and Fiscal 2024 Financial Results

14% Revenue and 8% Orders Growth in Q4; Company issues FY25 Guidance

MADISON, Wisconsin, August 14, 2024 — Accuray Incorporated (NASDAQ: ARAY) today reported financial results for the fourth quarter and fiscal 2024, ended June 30, 2024.

Fourth Quarter Fiscal 2024 Summary

•
Net revenue of $134.3 million, an increase of 13.5 percent from the same period in the prior fiscal year. Net revenue on a constant currency basis was $136.7 million, which represents a 15.6 percent increase versus the same period in the prior fiscal year.
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GAAP net income of $3.4 million, as compared to GAAP net loss of $2.6 million in the same period in the prior fiscal year. Adjusted EBITDA was $10.1 million in the fourth quarter of fiscal 2024 compared to $5.2 million in the same period in the prior fiscal year.
•
Gross orders of $95.5 million, increased 7.9 percent from the same period in the prior fiscal year. The book to bill ratio was 1.2 in the fourth quarter of fiscal 2024, compared to a book to bill ratio of 1.4 in the same period in the prior fiscal year.

Fiscal Year 2024 Summary

•
Net revenue of $446.6 million, a decrease of 0.2 percent from the prior fiscal year. Net revenue on a constant currency basis was $447.9 million, which represents an 0.1 percent increase from the prior fiscal year.
•
GAAP net loss of $15.5 million, as compared to a GAAP net loss of $9.3 million in the prior fiscal year. Adjusted EBITDA was $19.7 million in fiscal 2024, as compared to adjusted EBITDA of $23.9 million in the prior fiscal year.
•
Gross orders of $342.1 million increased 10.0 percent from the same period in the prior fiscal year. The book to bill ratio was 1.5 in fiscal 2024, compared to a book to bill ratio of 1.3 in the prior fiscal year.

Other Recent Operational Highlights

•
Achieved record quarterly system shipments with 24 percent increase in systems shipped compared to the same period in the prior fiscal year, resulting in highest revenue quarter in company history.
•
Gained approval for the Accuray Precision® Treatment Planning System (TPS) in China for use with the Tomo® C radiation therapy system for the Type B market.
•
Implemented first installations of the VitalHold™ surface-guided radiation therapy (SGRT) on the Radixact® System in Japan.
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Gained CE Mark for the Accuray Helix™, a configuration of the Radixact® Treatment Delivery System designed for India and other high potential markets where treatment versatility, high throughput and access to radiation therapy treatments are paramount.
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Signed agreement with TrueNorth Medical Physics LLC to provide radiation oncology departments with third-party physics, dosimetry and commissioning services.

“Our team finished the year with a solid Q4 performance closing several opportunities that were open from the prior period. We secured new product approvals and significant customer wins, and initiated sales in new markets. These achievements and more have enabled us to establish a strong foundation from which to grow our global business in the years ahead,” said Suzanne Winter, President and Chief Executive Officer. “As we look to fiscal 2025, we will continue to focus our investments on innovations driven by the voice of our customers. We remain confident in our ability to provide clinical teams worldwide with a product portfolio that enables them to elevate cancer care both today and into the future.”

Fiscal Fourth Quarter Results

Total net revenue was $134.3 million for the fourth quarter of fiscal 2024, as compared to $118.3 million in the prior fiscal year fourth quarter. Product revenue totaled $79.7 million, as compared to $62.5 million in the prior fiscal year fourth quarter, while service revenue totaled $54.6 million, as compared to $55.8 million in the prior fiscal year fourth quarter.

Total gross profit in the fourth quarter of fiscal 2024 was $38.5 million, or 28.6 percent of net revenue, as compared to total gross profit of $37.7 million, or 31.9 percent of net revenue in the prior fiscal year fourth quarter.

Operating expenses were $31.6 million in the fourth quarter of fiscal 2024, as compared to $38.1 million in the prior fiscal year fourth quarter.

Net income was $3.4 million, or $0.03 per share, in the fourth quarter of fiscal 2024, as compared to a net loss of $2.6 million, or $0.03 per share, in the prior fiscal year fourth quarter. Adjusted EBITDA was $10.1 million in the fourth quarter of fiscal 2024 compared to $5.2 million in the prior fiscal year fourth quarter.

Gross orders totaled $95.5 million in the fourth quarter of fiscal 2024, as compared to $88.4 million in the prior fiscal year fourth quarter. Ending order backlog as of June 30, 2024 was $487.3 million, a decrease of 3.2 percent sequentially, and is 4.6 percent lower than at the end of the prior fiscal year fourth quarter.

Cash, cash equivalents, and short-term restricted cash were $69.1 million as of June 30, 2024, an increase of $7.9 million from March 31, 2024.

Fiscal Year 2024 Highlights

Total net revenue was $446.6 million for fiscal 2024, as compared to $447.6 million in the prior fiscal year period. Product revenue totaled $234.2 million, as compared to $233.2 million in the prior fiscal year period, while service revenue totaled $212.4 million, as compared to $214.4 million in the prior fiscal year period.

Total gross profit was $142.9 million for fiscal 2024, or 32.0 percent of net revenue, as compared to total gross profit of $154.0 million, or 34.4 percent of net revenue in the prior fiscal year period.

Operating expenses were $142.4 million for fiscal 2024, as compared to $151.6 million for the prior fiscal year period.

GAAP net loss was $15.5 million, or $0.16 per share, for the fiscal 2024, as compared to a net loss of $9.3 million, or $0.10 per share, in the prior fiscal year period. Adjusted EBITDA was $19.7 million for fiscal 2024, as compared to $23.9 million in the prior fiscal year period.

Gross orders totaled $342.1 million for fiscal 2024, as compared to $311.1 million in the prior fiscal year period.

Fiscal Year 2025 Financial Guidance

Accuray’s financial guidance is based on current expectations. The following statements are forward-looking and actual results could differ materially depending on market and economic conditions, supply chain disruption, and the factors set forth under “Safe Harbor Statement” below.

The Company is introducing guidance for fiscal year 2025 as follows:

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Total revenue is expected in the range of $460 million to $470 million.
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Adjusted EBITDA is expected in the range of $27.5 million to $29.5 million.

“Our fourth quarter results reflect a concerted effort by our team to drive improvements in our financial performance while delivering world class products and services to our customers. Our operating results were solid with controlled expenses and strong management of working capital that resulted in a significant decline in inventory and increase in cash. Moving into fiscal 2025, I’m excited about the year ahead and the potential of our new products to help generate revenue and growth in service,” said Ali Pervaiz, Chief Financial Officer.

Guidance for Adjusted EBITDA, a non-GAAP financial measures excludes depreciation and amortization, stock-based compensation expense, ERP and ERP related expenditures, interest expense and provision for income taxes. For more information regarding the non-GAAP financial measures discussed in this press release, please see "Use of Non-GAAP Financial Measures" below.

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss results for the fourth quarter of fiscal 2024 as well as recent corporate developments. Conference call dial-in information is as follows:

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U.S. callers: (833) 316-0563
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International callers: (412) 317-5747

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Investor Relations section of Accuray’s website, www.accuray.com. There will be a slide presentation accompanying today’s event which can also be accessed on the company’s Investor Relations page at www.accuray.com.

In addition, a taped replay of the conference call will be available beginning approximately one hour after the call’s conclusion and will be available for seven days. The replay number is (877) 344-7529 (USA), or (412) 317-0088 (International), Conference ID: 3981744. An archived webcast will also be available on Accuray’s website until Accuray announces its results for the first quarter of fiscal 2025.

Use of Non-GAAP Financial Measures

Accuray reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, Accuray uses certain non-GAAP financial measures, such as adjusted EBITDA and net revenue on a constant currency basis.

Accuray has supplemented its GAAP net income (loss) with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization, stock-based compensation, ERP and ERP related expenditures and restructuring charges (“adjusted EBITDA”). The calculation of adjusted EBITDA also excludes certain non-recurring, irregular and one-time items. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a meaningful comparison of results for current periods with previous operating results. A reconciliation of GAAP net income (loss) (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedules below.

Accuray has also reported certain operating results on a constant currency basis in order to facilitate period-to-period comparisons of its results without regard to the impact of foreign currency exchange rate fluctuations. Management believes disclosure of non-GAAP constant currency results is helpful to investors because it facilitates period-to-period comparisons of the company’s results by increasing the transparency of the underlying performance by excluding the impact of foreign currency exchange rate fluctuations. The GAAP measure most directly comparable to net revenue on a constant currency basis is revenue. Accuray calculates the constant currency amounts by translating local currency amounts in the current period using the same foreign translation rate used in the prior period being compared against rather than the actual exchange rate in effect during the current period.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is committed to expanding the powerful potential of radiation therapy to improve as many lives as possible. We invent unique, market-changing solutions that are designed to deliver radiation treatments for even the most complex cases—while making commonly treatable cases even easier—to meet the full spectrum of patient needs. We are dedicated to continuous innovation in radiation therapy for oncology, neuro-radiosurgery, and beyond, as we partner with clinicians and administrators, empowering them to help patients get back to their lives, faster. Accuray is headquartered in Madison, Wisconsin, with facilities worldwide.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate, but are not limited, to the company's future results of operations, including expectations regarding: total revenue and adjusted EBITDA; the company’s ability to invest on innovations and provide customers with products that enables them to elevate cancer care; the company's ability to benefit from advances in long-term growth and profitability drivers; the company’s ability to navigate supply chain, logistics, macroeconomic, and foreign exchange challenges; the company's ability to deliver on its strategic growth plan, progressing against long-term strategic goals, and continuing adoption and expand access of its technologies; the company’s ability to execute on margin and profitability expansion initiatives; expectations regarding commercial strategy and execution as well as growth opportunities; expectations regarding the company’s China joint venture and the Tomo® C product as well as expectations with respect to other strategic partnerships and collaborations; expectations related to the markets and regions in which the company operates and its ability to gain share in those markets and regions; expectations regarding new product introductions and innovations and their effect on use and adoption of the company's products; expectations regarding orders growth and its effect on market share as well as revenue, margin and adjusted EBITDA; expectations regarding backlog; expectations regarding the company’s addressable market; expectations regarding service contract revenue; and the company’s ability to advance patient care through innovation, expanded access to radiotherapy and improvements in overall profitability and working capital. These forward-looking statements involve risks and uncertainties. If any of these risk or uncertainties materialize, or if any of the company’s assumptions prove incorrect, actual results could differ materially from the results express or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the effect of the global macroeconomic environment on the operations of the company and those of its customers and suppliers; disruptions to our supply chain, including increased logistics costs; the company's ability to achieve widespread market acceptance of its products; the company’s ability to realize the expected benefits of the China joint venture and other partnerships; risks inherent in international operations; the company's ability to maintain or increase its gross margins on product sales and services; delays in regulatory approvals or the development or release of new offerings; the company's ability to meet the covenants under its credit facilities; the company's ability to convert backlog to revenue; and such other risks identified under the heading “Risk Factors” in the company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on May 8, 2024, and as updated periodically with the company's other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management's good faith belief as of that time with respect to future events. The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.

Aman Patel, CFA	Beth Kaplan
Investor Relations, ICR-Westwicke	Public Relations Director, Accuray
+1 (443) 450-4191	+1 (408) 789-4426
aman.patel@westwicke.com	bkaplan@accuray.com

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Financial Tables to Follow

Accuray Incorporated

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2024	2023	2024	2023
Net revenue:
Products	$79,673	$62,454	$234,164	$233,192
Services	54,616	55,838	212,387	214,413
Total net revenue	134,289	118,292	446,551	447,605
Cost of revenue:
Cost of products	55,084	42,000	161,061	153,627
Cost of services	40,753	38,614	142,569	140,018
Total cost of revenue	95,837	80,614	303,630	293,645
Gross profit	38,452	37,678	142,921	153,960
Operating expenses:
Research and development	9,529	14,187	49,732	57,129
Selling and marketing	10,696	10,667	42,619	46,178
General and administrative	11,410	13,281	50,066	48,271
Total operating expenses	31,635	38,135	142,417	151,578
Income (loss) from operations	6,817	(457)	504	2,382
Income on equity investment, net	810	1,612	1,838	2,572
Other expense, net	(3,769)	(3,131)	(14,162)	(11,742)
Income (loss) before provision for income taxes	3,858	(1,976)	(11,820)	(6,788)
Provision for income taxes	471	580	3,725	2,492
Net income (loss)	$3,387	$(2,556)	$(15,545)	$(9,280)
Net income (loss) per share - basic	$0.03	$(0.03)	$(0.16)	$(0.10)
Net income (loss) per share - diluted	$0.03	$(0.03)	$(0.16)	$(0.10)
Weighted average common shares used in computing income (loss) per share:
Basic	99,585	95,945	98,272	94,884
Diluted	101,028	95,945	98,272	94,884

Accuray Incorporated

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	June 30,	June 30,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$68,570	$89,402
Restricted cash	485	524
Accounts receivable, net	92,001	74,777
Inventories	138,324	145,150
Prepaid expenses and other current assets	23,006	27,612
Deferred cost of revenue	850	568
Total current assets	323,236	338,033
Property and equipment, net	24,774	20,926
Investment in joint venture	9,826	15,128
Operating lease right-of-use assets	33,773	25,853
Goodwill	57,672	57,681
Intangible assets, net	59	210
Restricted cash	1,337	1,276
Other assets	17,950	20,107
Total assets	$468,627	$479,214
Liabilities and equity
Current liabilities:
Accounts payable	$50,020	$33,739
Accrued compensation	17,128	23,793
Operating lease liabilities, current	6,218	4,151
Other accrued liabilities	28,508	38,271
Customer advances	13,988	20,777
Deferred revenue	71,649	72,185
Short-term debt	7,756	5,721
Total current liabilities	195,267	198,637
Operating lease liabilities, non-current	32,373	23,602
Long-term other liabilities	7,389	4,675
Deferred revenue	24,114	27,079
Long-term debt	164,400	171,562
Total liabilities	423,543	425,555
Equity:
Common stock	100	97
Additional paid-in capital	566,887	555,276
Accumulated other comprehensive income (loss)	(4,222)	422
Accumulated deficit	(517,681)	(502,136)
Total equity	45,084	53,659
Total liabilities and equity	$468,627	$479,214

Accuray Incorporated

Summary of Orders and Backlog

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2024	2023	2024	2023
Gross Orders	$95,472	$88,447	$342,148	$311,094
Net Orders	63,773	67,756	210,914	182,932
Order Backlog	487,319	510,641	487,319	510,641
Book to bill ratio (a)	1.2	1.4	1.5	1.3

(a) Book to bill ratio is defined as gross orders for the period divided by product revenue for the period

Accuray Incorporated

Reconciliation of GAAP Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization, Stock-Based Compensation and Other (Adjusted EBITDA)

(in thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2024	2023	2024	2023
GAAP net income (loss)	$3,387	$(2,556)	$(15,545)	$(9,280)
Depreciation and amortization (a)	1,507	1,097	5,905	4,527
Stock-based compensation	2,042	2,452	9,483	10,053
Interest expense, net (b)	2,686	2,735	10,676	10,340
Provision for income taxes	471	580	3,725	2,492
Restructuring charges	—	—	2,633	2,738
ERP and ERP related expenditures	—	900	2,815	3,078
Adjusted EBITDA	$10,093	$5,208	$19,692	$23,948

(a) Consists of depreciation, primarily on property and equipment, as well as amortization of intangibles.

(b) Consists primarily of interest expense associated with outstanding debt.

Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected Net Loss to Projected Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization, Stock-Based Compensation and Other (Adjusted EBITDA)

(in thousands)

	Twelve Months Ending June 30, 2025
	From	To
GAAP net loss	$(5,000)	$(3,000)
Depreciation and amortization (a)	6,500	6,500
Stock-based compensation	10,000	10,000
Interest expense, net (b)	13,000	13,000
Provision for income taxes	3,000	3,000
Adjusted EBITDA	$27,500	$29,500

(a) Consists of depreciation, primarily on property and equipment as well, as amortization of intangibles.

(b) Consists primarily of interest expense associated with outstanding debt.